Exhibit 99.1

Q4 2018 Shareholder Letter

SQUARE.COM/INVESTORS

FEATURED SELLER • Quest Skinner in Washington, D.C.

Highlights

We continued to drive strong revenue growth at scale: In the fourth quarter of 2018, total net revenue grew 51% year over year and Adjusted Revenue grew 64% year over year.

We launched Square Card to provide a new way for sellers to spend and manage their funds.	We launched In-App Payments SDK to allow developers and sellers to build consumer apps that use Square to process mobile payments.	We launched a mobile app and introduced employee benefits for Square Payroll, a full-service solution for small businesses, which are underserved by traditional payroll providers.

FOURTH QUARTER KEY RESULTS

In August 2017, we invested $25 million for preferred shares of Eventbrite, which converted into common stock in connection with Eventbrite’s IPO in September 2018. We revalued this investment, which resulted in a gain of $37 million in the third quarter of 2018 and a loss of $17 million in the fourth quarter of 2018, affecting net income (loss) in each quarter. We will continue to carry it at fair market value, with changes in fair market value being recorded in other income or expense. A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter. Adjusted Revenue is total net revenue less transaction-based costs and bitcoin costs, and excludes the effect of deferred revenue adjustment related to purchase accounting. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Adjusted Revenue.

SQUARE Q4 2018 2

ON THE COVER

AND RIGHT

Quest Skinner is a mixed-

media artist, teacher,

and community activist

based in Washington, D.C.

She uses Square Card

to quickly reinvest funds

from her sales back into

her business.

February 27, 2019

15M+

CASH APP

MONTHLY ACTIVES

A monthly active Cash App customer has at least one cash inflow or outflow during a given month.

To Our Shareholders

We continued to drive strong revenue growth at scale. In the fourth quarter of 2018, total net revenue grew 51% year over year and Adjusted Revenue grew 64% year over year. Excluding the acquisitions of Weebly and Zesty, which were acquired in the second quarter of 2018, total net revenue and Adjusted Revenue grew 47% and 53% year over year, respectively. Net loss was $28 million, compared to a net loss of $16 million in the fourth quarter of 2017. Excluding the loss of $17 million as a result of the mark-to-market valuation of our Eventbrite investment, net loss was $12 million. Adjusted EBITDA was $81 million in the fourth quarter of 2018, up 97% year over year, with margins improving compared to the fourth quarter of 2017.

We are driving innovation and adoption of new services by reinvesting in our ecosystem: In the fourth quarter of 2018, revenue from products launched in the last five years was 37% of total net revenue and 51% of Adjusted Revenue, up from 22% and 36%, respectively, in the prior year period. Our investment activity is guided by our three ongoing focus areas: strengthening omnichannel commerce, expanding financial services, and growing current international markets. As we reinvest for growth, we are seeing strong momentum in our ecosystem: Notably, Cash App had more than 15 million monthly active customers in December 2018, which is more than double year over year. These three strategic areas represent long-term opportunities for Square to create meaningful value for our customers.

ACCELERATING GROWTH IN PRODUCTS LAUNCHED IN THE LAST FIVE YEARS Products launched since 2014 shown as a percentage of Adjusted Revenue (includes revenue from acquisitions; excludes hardware revenue).

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1. Based on a survey of 140 Square Card beta sellers conducted in January 2019.

We launched Square Card to provide a new way for sellers to spend and manage their funds.

Square Card is a free business debit card that enables sellers to spend their funds as soon as they make a sale. When a seller takes a payment, the proceeds immediately go into their Square stored balance, which can then be spent or withdrawn from an ATM. Square earns interchange fees when sellers make purchases with Square Card. By providing sellers with an accessible spending tool for their business, Square Card helps sellers separate business and personal expenses, making it easier to assess their business’s health and track expenses for tax purposes.

All businesses need to be nimble, and Square Card is designed to provide sellers with the ability to easily invest in the growth of their business. Access to funds is crucial, and Square Card does not charge a fee to the cardholder. And as part of the Square ecosystem, Square Card provides sellers with a consolidated view of their sales, operating expenses, and cash flow to better manage their business.

Square Card aligns with our focus on expanding access to financial services: Approximately 40% of Square Card beta sellers did not previously have a business debit card.¹ Square Card also encourages commerce within the Square community by offering the cardholder a 2.75% instant discount on purchases from other Square sellers. We were able to quickly build Square Card by using the technology and infrastructure behind Cash Card—our prepaid debit card for Cash App customers—demonstrating how our scale and growing ecosystem enable rapid innovation.

C.C. Nedrow, owner of Payton’s Photography, has used Square since its earliest days. As a sole proprietor, C.C. is responsible for all purchasing decisions and uses Square Card to buy supplies as soon as she needs them. She can keep her personal expenses separate and easily view her business purchases and sales in the same place. C.C. also uses Square Invoices, Square Marketing, and Square Capital to grow her business.

Square Card is a contactless (NFC-enabled) and chip card that sellers can use anywhere Mastercard® is accepted. Because the card is a business prepaid debit card, Square earns interchange fees when sellers make purchases.

SELLER HIGHLIGHT

With Square Card, the money I make from a photo session is at my fingertips so I can purchase the supplies I need to run my business—whether that’s coffee at a client meeting, props, or a last-minute replacement lens. Tools available to sole proprietors like myself don’t always offer a simple way to separate business and personal expenses, so being able to do this all in one place with Square is amazing.”

C.C. Nedrow

Payton’s Photography

Montgomery, Illinois

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1. Euromonitor, “How to survive in an omnichannel world: Best practices for omnichannel retailing,”
October 2016.

In-App Payments SDK is
Payment Card Industry
Data Security Standard (PCI
DSS) compliant.

An SDK is a software development kit.
Developers use SDKs to create applications with advanced functionalities.

Larger Sellers Processing
Payments with Square
Through Multiple Channels

A larger seller generates more than $125,000 in annualized GPV.

We launched In-App Payments SDK to allow developers and sellers to build consumer apps that use Square to process mobile payments.

Mobile apps are an increasingly important channel for sellers: Nearly half of all internet retailing is expected to be transacted via mobile by 2020.¹ With just a few lines of code, developers can easily integrate a secure, elegant, and PCI-compliant checkout flow into their Android or iOS apps. With In-App Payments SDK, developers leave the complexity of payments to Square, so they can focus on building an engaging, easy-to-use app. For sellers, the SDK allows them to offer their buyers the ability to pay with credit and debit cards and digital wallets (such as Google Pay and Apple Pay), and to save their card information for future purchases.

The SDK further establishes our omnichannel payments capabilities, as Square now offers first-party products across in-person, web, and mobile app transactions. Providing sellers and developers with one platform to manage payments across channels minimizes the complexity of this critical task. Sellers receive a single, unified report of sales across all channels, providing a holistic view of their buyers’ behavior for better customer service and loyalty management.

Brushfire is a fast-growing provider of online ticketing and registration for churches and ministries worldwide. For a recent event, Brushfire integrated In-App Payments SDK into its client’s mobile app to create a new channel (in addition to in-person ticket booths) for customers to buy tickets for future events. After adding mobile ticketing capabilities, Brushfire increased ticket sales by more than 20% year over year.

Omnichannel commerce—the ability for sellers to serve buyers wherever they are—remains a top focus area for us as 30% of our larger sellers serve their customers via more than one channel on Square. In addition to SDKs, we have other solutions that enable sellers to engage their buyers: Three of our online payment products—Invoices, Virtual Terminal, and eCommerce API—contributed more than 10% of Square’s GPV in the fourth quarter. By helping sellers always make a sale, these products can help drive growth for both sellers and Square.

IN PERSON		MOBILE
Square Reader SDK		In-App Payments SDK
enables in-person		enables mobile payments
payments with a	VS.	with Square in an app on
Square Reader and a		the consumer’s device.
point-of-sale app on
the seller’s device.

Brushfire

After adding mobile ticketing capabilities, Brushfire increased ticket sales by more than 20% year over year.

SELLER HIGHLIGHT

Square’s In-App Payments SDK was painless and easy to use. We loved it from a technical standpoint: It allowed us to do something that was literally impossible for us to do before, and we were able to do it easier than ever. That’s all that matters to developers.”

Jorin Slaybaugh

Brushfire

Texas

SQUARE Q4 2018 5

1. U.S. Census Bureau, “Annual Survey of Entrepreneurs,” 2016.

2. U.S. Bureau of Labor Statistics, “Characteristics of minimum wage workers,” 2017.

Square Payroll as an Acquisition Channel

3. Based on a survey of 345 Square Payroll customers in October 2018.

4. According to the

Employee Benefit Research Institute 2017 Health and Workplace Benefits Survey, 83% of employees said that health insurance was very important or extremely important when deciding to choose or stay at a job, and 73% said the same about retirement benefits.

We launched a mobile app and introduced employee benefits for Square Payroll, a full-service solution for small businesses, which are underserved by traditional payroll providers.

Traditional payroll tools can be expensive and cumbersome, and are designed for enterprise businesses with salaried employees, neglecting the needs of a majority of U.S. businesses: Approximately 90% of businesses have 20 or fewer employees,¹ and three out of five employees are hourly workers.² As a result, small business owners often manage payroll manually, which can be error-prone and time consuming.

Square Payroll makes it easy for employers to pay their teams by handling tasks from overtime calculations to tax payments and filings. Integration with the Square ecosystem enables seamless importing of timecards and tips. With the new Square Payroll mobile app, sellers can manage their business from anywhere. And with the new Square Team app, employees can view their pay stubs, clock in and out of shifts, and manage their preferences, such as whether they’d like to be paid via Cash App. Additionally, Square Payroll has been a valuable acquisition channel: Approximately one-third of Square Payroll sellers that joined in 2018 were new to Square.

When Mimi Washington opened Seya CrossFit & Wellness, she quickly recognized the need for an easy way to pay her fitness instructors. Square Payroll was the ideal solution, allowing her to add and pay her 20 contractors in minutes. Within a year, she expanded the gym into a wellness center with a yoga studio and juice bar, and is now using Square Register and Square Point of Sale to serve her growing fitness community.

In the fourth quarter we added employee benefits, which was the most requested feature in a recent survey of businesses using Square Payroll.³ Benefit offerings typically aren’t accessible to small businesses, making this feature a key employee retention tool that helps Square Payroll sellers compete with larger employers for talented employees.4 With Square Payroll, employers can select the specific benefits that fit their business and their budget, including health insurance, retirement savings, pre-tax spending, and workers’ compensation.

SELLER HIGHLIGHT

I go in, click a button, and they get paid. It’s the quickest way I’ve done payroll in my life. If only everything was this easy. I can’t find enough good things to say about Square Payroll. I love it!”

Mimi Washington

Seya CrossFit & Wellness

Baltimore, MD

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Excluding $52 million of bitcoin revenue, total net revenue in the fourth quarter was $880 million, up 43% year over year. Excluding $167 million of bitcoin revenue, total net revenue for the full year of 2018 was $3.1 billion, up 41% year over year.

A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

1. Acquisitions were completed in the second quarter of 2018 and thus did not contribute revenue in 2017.

Adjusted Revenue retention rate is calculated as the year-over-year Adjusted Revenue growth of a quarterly seller cohort, averaged over the last four quarters (excluding revenue from hardware, Gift Cards, Cash App, and the acquisitions of Weebly and Zesty).

A cohort represents the new sellers onboarded to Square during a given period.

Financial

Discussion

REVENUE

Total net revenue was $933 million in the fourth quarter of 2018, up 51% year over year. For the full year of 2018, total net revenue was $3.3 billion, an increase of 49% from the full year of 2017.

Adjusted Revenue was $464 million in the fourth quarter of 2018, up 64% year over year. For the full year of 2018, Adjusted Revenue was $1.6 billion, an increase of 61% year over year and an acceleration of 18 percentage points compared to our growth rate in 2017. This acceleration is a demonstration of our continued ability to drive growth as we scale. Our strong revenue growth enabled us to reinvest back into the business, particularly in product development and sales and marketing.

Excluding the acquisitions of Weebly and Zesty,¹ which were acquired in the second quarter of 2018, total net revenue and Adjusted Revenue grew 47% and 53% year over year, respectively, in the fourth quarter of 2018. For the full year of 2018, excluding these acquisitions, total net revenue and Adjusted Revenue grew 46% and 54% year over year, respectively.

We continued to efficiently acquire new sellers and provide them with the tools they need to grow their business. We achieved positive Adjusted Revenue retention across our seller base, which demonstrates that existing sellers can grow in the Square ecosystem. We have maintained a seller payback period of three to four quarters on our sales and marketing spend, underscoring the continued efficacy of our go-to-market strategy as our business scales. Additionally, the Adjusted Revenue contribution from new seller cohorts continued to grow year over year as a result of the acquisition of larger sellers and the increased adoption of more products and services.

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Transaction-based profit is calculated by subtracting transaction-based costs from transaction-based revenue.

We define Adjusted

Subscription and Services-based Revenue as the total net subscription and services-based revenue adjusted to add back the impact of the write-down to acquired deferred revenue related to purchase accounting. We add back this deferred revenue that was written down since we believe it is correlated with ordinary and ongoing operations of the acquired company and facilitates analysis of revenue growth and business trends.

1. Apple Top U.S. Apps of 2018.

2. Represents growth in dollars of originations during the quarter.

In the fourth quarter of 2018, we processed $23.0 billion in GPV, up 28% year over year. For the full year of 2018, GPV totaled $84.7 billion, an increase of 30% from the full year of 2017. We continued to see strength from larger sellers. In the fourth quarter of 2018, GPV from this group grew 39% year over year and accounted for 51% of total GPV, up from 47% in the fourth quarter of 2017.

Transaction-based revenue was $668 million in the fourth quarter of 2018, up 27% year over year, and transaction-based profit was $247 million, up 29% year over year. For the full year of 2018, transaction-based revenue was $2.5 billion, up 29% year over year, and transaction-based profit was $913 million, up 32% year over year.

Subscription and services-based revenue was $194 million in the fourth quarter of 2018, up 144% year over year, and $592 million for the full year of 2018, up 134% year over year. Subscription and services-based revenue excluding the acquisitions of Weebly and Zesty was $168 million in the fourth quarter of 2018, up 112% year over year, and $528 million in the full year of 2018, up 109% year over year. Adjusted Subscription and Services-based Revenue was $199 million in the fourth quarter, up 150% year over year, and $605 million in the full year of 2018, up 139% year over year. Growth in the fourth quarter was driven primarily by Instant Deposit, Cash Card, Caviar, and Square Capital. Cash App continued to see strong momentum in growing its platform: In 2018, Apple ranked Cash App as a top-20 app in the App Store.¹ And Cash App had more than 15 million monthly active customers in December 2018, which is more than double year over year. In the fourth quarter of 2018, Square Capital facilitated approximately 72,000 business loans totaling $472 million, up 55% year over year.²

Hardware revenue in the fourth quarter of 2018 was $18 million, up 51% year over year, driven by Square Terminal, which commenced shipment in November 2018, as well as Square Register and third-party peripherals. For the full year of 2018, hardware revenue was $69 million, an increase of 65% compared to the full year of 2017.

Apple Top Apps of 2018
Top 20 Free Apps in the U.S. App Store

1	YouTube	11	Amazon

2	Instagram	12	Uber

3	Snapchat	13	Whatsapp

4	Messenger	14	Pandora

5	Facebook	15	Wish

6	Bitmoji	16	TikTok

7	Netflix	17	Cash App

8	Google Maps	18	Google Photos

9	Gmail	19	Google Chrome

10	Spotify Music	20	Twitter

SQUARE Q4 2018 8

1. The acquisition of Weebly was completed in the second quarter of 2018 and thus did not contribute expenses in 2017.

OPERATING EXPENSES

Operating expenses were $383 million in the fourth quarter of 2018, up 52% year over year, and non-GAAP operating expenses were $304 million, up 52% year over year. For the full year of 2018, operating expenses were $1.3 billion, representing 41% of total net revenue. On a non-GAAP basis, operating expenses were $1.1 billion for the full year of 2018, representing 67% of Adjusted Revenue, an improvement of 5 percentage points compared to the full year of 2017.

•	Product development expenses were $142 million on a GAAP basis and $88 million on a non-GAAP basis in the fourth quarter of 2018, up 53% and 50%, respectively, year over year. This increase was primarily driven by personnel costs related to our engineering, data science, and design teams, as well as Weebly.¹

•	Sales and marketing expenses were $119 million on a GAAP basis and $112 million on a non-GAAP basis in the fourth quarter of 2018, up 55% and 57%, respectively, year over year. This increase was driven primarily by Cash App expenses, personnel costs, and growth in advertising expenditures.

•	General and administrative expenses were $95 million on a GAAP basis and $80 million on a non-GAAP basis in the fourth quarter of 2018, up 44% and 51%, respectively, year over year. The increase was due primarily to additions to finance, legal, and support personnel.

•	Transaction, loan, and advance losses were $24 million in the fourth quarter of 2018. Transaction losses as a percentage of GPV continued to trend below our 0.1% historical average, underscoring ongoing improvements in risk management. We continued to see consistent loan loss rates of less than 4% on average for our core Square Capital flex loan product.

Sales and marketing shown above represents GAAP sales and marketing expenses, excluding Cash App marketing expenses.

Payback period measures the effectiveness of sales and marketing spend. Payback period equals the number of quarters for a cohort’s cumulative Adjusted Revenue (excluding revenue from hardware, Gift Cards, and the acquisitions of Weebly and Zesty) to surpass our sales and marketing expense in the quarter in which we acquired the cohort. This measurement excludes both revenue and costs associated with Cash App. The 2018 payback period represents a trailing four-quarter average as of the first quarter of 2018.

SQUARE Q4 2018 9

EARNINGS

Net loss in the fourth quarter of 2018 was $28 million, compared to a net loss of $16 million in the fourth quarter of 2017. Net loss was $12 million when excluding the loss of $17 million as a result of the mark-to-market valuation of our Eventbrite investment. Net loss per share was $0.07 on both a basic and diluted basis for the fourth quarter of 2018, based on 414 million weighted-average basic and diluted shares. This compares to a net loss per share of $0.04 in the fourth quarter of 2017 on both a basic and diluted basis. Excluding the effect of Eventbrite, both basic and diluted net loss per share in the fourth quarter of 2018 would have been $0.03. For the full year, net loss per share was $0.09 based on 406 million weighted-average basic and diluted shares, compared to a net loss per share of $0.17 for the full year of 2017 on both a basic and diluted basis.

Adjusted EBITDA was $81 million in the fourth quarter of 2018, compared to $41 million in the fourth quarter of 2017, up 97% year over year. For the full year of 2018, Adjusted EBITDA was $257 million, compared to $139 million for the full year of 2017, up 85% year over year.

Adjusted Net Income Per Share (Adjusted EPS) was $0.14 based on 488 million weighted-average diluted shares for the fourth quarter of 2018, representing a $0.06 improvement year over year. For the full year of 2018, Adjusted EPS was $0.47 based on 479 million weighted-average diluted shares for the full year of 2018, compared to $0.27 for the full year of 2017.

In August 2017, we invested $25 million for preferred shares of Eventbrite, which converted into common stock in connection with Eventbrite’s IPO in September 2018. We revalued this investment, which resulted in a gain of $37 million in the third quarter of 2018 and a loss of $17 million in the fourth quarter of 2018, affecting net income (loss) in each quarter.

SQUARE Q4 2018 10

On May 25, 2018, we completed an offering of $862.5 million in convertible senior notes. The convertible senior notes mature in 2023 with a coupon of 0.50%.

On March 6, 2017, we completed an offering of $440 million in convertible senior notes. The convertible senior notes mature in 2022 with a coupon of 0.375%.

BALANCE SHEET/CASH FLOW

We ended the fourth quarter of 2018 with $1.6 billion in cash, cash equivalents, restricted cash, and investments in marketable fixed income securities, up $530 million compared to the end of the fourth quarter of 2017.

For the full year of 2018, Adjusted EBITDA, proceeds from the exercise of stock options, and stock purchases under the employee stock purchase plan contributed positively to our cash balance.

Additionally, in the second quarter of 2018, our cash balance was positively impacted by $795 million in net proceeds from an offering of 2023 convertible senior notes. In the second quarter of 2018, we completed our acquisition of Weebly, which was partly funded with $106 million in cash (net of cash acquired).

We also saw cash outflows related to principal payments on certain convertible notes. In the third quarter of 2018, certain holders of the 2022 convertible senior notes converted an aggregate principal amount of $70 million of their notes. The company settled the principal amount in cash and the balance by issuing 2.2 million shares of our Class A common stock. In the fourth quarter of 2018, certain holders of the 2022 convertible senior notes converted an aggregate principal amount of $149 million of their notes. The company settled the principal amount in cash and the balance by issuing 4.7 million shares of our Class A common stock. We expect to settle subsequent conversions entirely in shares of our Class A common stock.

SQUARE Q4 2018 11

Guidance

	Q1 2019	2019

Total net revenue	$918M to $938M	$4.35B to $4.41B

Adjusted Revenue	$472M to $482M	$2.22B to $2.25B

Year-over-year growth (midpoint)	55%	41%

Adjusted EBITDA	$47M to $51M	$405M to $415M

Net income (loss) per share	$(0.12) to $(0.10)	$(0.05) to $(0.01)

Adjusted EPS (diluted)	$0.06 to $0.08	$0.74 to $0.78

Given the significant market opportunity ahead of us, we will continue to be purposeful as we reinvest in our business to drive long-term growth. Our guidance for the full year of 2019 reflects both investment and growing profitability.

As a reminder, the first quarter is typically our slowest in terms of sequential revenue growth due to seasonality. Additionally, our operating expense base will increase in the first quarter as we invest in growth opportunities.

Please note that our guidance for net income (loss) per share for the full year and first quarter of 2019 reflects a share price of approximately $28 for Eventbrite based on its closing price on December 31, 2018. Therefore, this guidance assumes no change in the mark-to-market valuation of our investment in Eventbrite. In a given quarter, a change in Eventbrite’s share price of $3 results in a change to our net income (loss) per share of approximately $0.01.

We have not reconciled Adjusted EBITDA and Adjusted EPS guidance to their GAAP equivalents as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense and weighted-average fully diluted shares outstanding. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted EPS guidance and future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

SQUARE Q4 2018 12

MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time today, February 27, 2019, to discuss these financial results. The domestic dial-in for the call is (833) 235-2654. The Conference ID is 5298445. To listen to a live audio webcast, please visit Square’s Investor Relations website at square.com/investors. A replay will be available on the same website following the call.

We will release financial results for the first quarter of 2019 on May 1, 2019, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja
CEO	CFO

SQUARE Q4 2018 13

My dad has been collecting vinyl for 20 years, and his 15,000 records were taking over the house. When we decided to open Grace Records a little over a year ago, I chose Square for its simple and effective payments processing. I run the shop as a side hobby, so the speed and ease of payroll is important—it only takes about three minutes to complete a pay run.”

Darren Skarecky

Owner, Grace Records

Gilbert, AZ

SQUARE Q4 2018 14

SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results for future periods and expected benefits of reinvesting in its ecosystem; future growth in the Company’s businesses and products; expectations regarding the Company’s and developers’ ability to integrate its technologies; the Company’s expectations regarding scale, profitability, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; the Company’s expectations regarding its convertible senior notes; and management’s statements related to business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the Company’s ability to deal with the substantial and increasingly intense competition in its industry; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, or entries into new businesses; the effect of evolving regulations and oversight related to the Company’s provision of payments services and other financial services; the effect of management changes and business initiatives; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, which is on file with the SEC and available on the investor relations page of the Company’s website. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

SQUARE Q4 2018 15

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume, Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define Gross Payment Volume (GPV) as the total dollar amount of all card payments processed by sellers using Square, net of refunds. Additionally, GPV includes Cash App activity related to peer-to-peer payments sent from a credit card, and Cash for Business.

Adjusted Revenue is a non-GAAP financial measure that we define as our total net revenue less transaction-based costs and bitcoin costs, and we add back the impact of the acquired deferred revenue adjustment, which was written down to fair value in purchase accounting. We believe it is useful to subtract transaction-based costs and bitcoin costs from total net revenue to derive Adjusted Revenue as this is a primary metric used by management to measure our business performance, and it affords greater comparability to other payments solution providers. Substantially all of the transaction-based costs are interchange and assessment fees, processing fees, and bank settlement fees paid to third-party payment processors and financial institutions. While some payments solution providers present their revenue in a similar fashion to us, others present their revenue net of transaction-based costs because, unlike us, they pass through these costs directly to their sellers and are not deemed the principal in these arrangements. Under our standard pricing model, we do not pass through these costs directly to our sellers. We deduct bitcoin costs because we consider our role in the bitcoin transactions to be facilitating customer access to bitcoin. Since we only apply a small margin to the market cost of bitcoin when we sell bitcoin to customers, and we have no control over the cost of bitcoin in the market, which tends to be volatile, we believe deducting bitcoin costs is a better reflection of the economic benefits as well as the Company’s performance from the bitcoin transactions. We recognize acquired deferred revenue that was written down for purchase accounting since we believe that it is correlated with ordinary and ongoing operations of the acquired company and facilitates analysis of revenue growth and business trends. We define Adjusted Revenue from subscription and services as the total net subscription and services-based revenue adjusted to add back the impact of the write-down adjustment to acquired deferred revenue related to purchase accounting. We add back this deferred revenue that was written down since we believe it is correlated with ordinary and ongoing operations of the acquired company and facilitates analysis of revenue growth and business trends. The acquired deferred revenue adjustment was not included in prior periods because it was immaterial or zero. Adjusted Revenue has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses, amortization of intangible assets, amortization of debt discount and issuance costs in connection with our offering of convertible senior notes in the first quarter of 2017 and in the second quarter of 2018, the gain or loss on the disposal of property and equipment, gain or loss on revaluation of equity investment, gain or loss on debt extinguishment related to the conversion of senior notes and impairment of intangible assets, as applicable. We also exclude certain costs associated with acquisitions that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Such amounts were not included in prior periods as they were immaterial or zero. Additionally, for purposes of calculating diluted Adjusted EPS we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive, since we intend to settle future conversions of our convertible senior notes entirely in shares. In addition to the items above, Adjusted EBITDA and non-GAAP operating expenses are non-GAAP financial measures that also exclude depreciation, other cash interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Adjusted Revenue.

We have included Adjusted EBITDA and Adjusted EPS because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA and Adjusted EPS provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. Adjusted EBITDA and Adjusted EPS have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

Additionally, we consider net loss and net loss per share excluding the impact of the mark-to-market valuation of our investment in Eventbrite, net revenue excluding bitcoin revenue, net revenue and Adjusted Revenue excluding the impact of our acquisitions of Weebly and Zesty, subscription and services-based revenue excluding the impact of our acquisitions of Weebly and Zesty, and sales and marketing expenses excluding Cash App sales and marketing expenses. We believe that the aforementioned metrics provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q4 2018 16

Consolidated Statements

of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Revenue:
Transaction-based revenue	$667,802	$524,612	$2,471,451	$1,920,174
Subscription and services-based revenue	194,117	79,402	591,706	252,664
Hardware revenue	18,166	12,021	68,503	41,415
Bitcoin revenue	52,443	—	166,517	—

Total net revenue	932,528	616,035	3,298,177	2,214,253

Cost of revenue:
Transaction-based costs	420,846	333,377	1,558,562	1,230,290
Subscription and services-based costs	52,654	24,559	169,884	75,720
Hardware costs	25,647	16,783	94,114	62,393
Bitcoin costs	51,951	—	164,827	—
Amortization of acquired technology	1,376	1,486	7,090	6,544

Total cost of revenue	552,474	376,205	1,994,477	1,374,947

Gross profit	380,054	239,830	1,303,700	839,306

Operating expenses:
Product development	141,811	92,633	497,479	321,888
Sales and marketing	119,305	76,821	411,151	253,170
General and administrative	95,445	66,318	339,245	250,553
Transaction, loan and advance losses	24,474	16,833	88,077	67,018
Amortization of acquired customer assets	2,127	234	4,362	883

Total operating expenses	383,162	252,839	1,340,314	893,512

Operating loss	(3,108)	(13,009)	(36,614)	(54,206)

Interest expense, net	5,176	2,483	17,982	10,053
Other income, net	19,439	356	(18,469)	(1,595)

Loss before income tax	(27,723)	(15,848)	(36,127)	(62,664)

Provision (benefit) for income taxes	481	(185)	2,326	149

Net loss	$(28,204)	$(15,663)	$(38,453)	$(62,813)

Net loss per share:
Basic	$(0.07)	$(0.04)	$(0.09)	$(0.17)

Diluted	$(0.07)	$(0.04)	$(0.09)	$(0.17)

Weighted-average shares used to compute net loss per share
Basic	413,984	390,030	405,731	379,344

Diluted	413,984	390,030	405,731	379,344

SQUARE Q4 2018 17

Consolidated Balance Sheets

UNAUDITED

In thousands, except share and per share data

Assets	Dec 31, 2018	Dec 31, 2017
Current assets:
Cash and cash equivalents	$583,173	$696,474
Short-term investments	540,991	169,576
Restricted cash	33,838	28,805
Settlements receivable	364,946	620,523
Customer funds	334,017	103,042
Loans held for sale	89,974	73,420
Other current assets	164,966	86,454

Total current assets	2,111,905	1,778,294

Property and equipment, net	142,402	91,496
Goodwill	261,705	58,327
Acquired intangible assets, net	77,102	14,334
Long-term investments	464,680	203,667
Restricted cash	15,836	9,802
Build-to-suit lease asset	149,000	—
Other non-current assets	58,393	31,350

Total assets	$3,281,023	$2,187,270

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	749,215	733,736
Settlements payable	54,137	114,788
Accrued transaction losses	33,682	26,893
Accrued expenses	82,354	52,280
Other current liabilities	99,153	45,130

Total current liabilities	1,018,541	972,827

Long-term debt, net of current portion	899,695	358,572
Build-to-suit lease liability	149,000	—
Other non-current liabilities	93,286	69,538

Total liabilities	2,160,522	1,400,937
Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at December 31, 2018, and December 31, 2017. None issued and outstanding at December 31, 2018, and December 31, 2017.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at December 31, 2018, and December 31, 2017; 323,546,864 and 280,400,813 issued and outstanding at December 31, 2018, and December 31, 2017, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at December 31, 2018, and December 31, 2017; 93,501,142 and 114,793,262 issued and outstanding at December 31, 2018, and December 31, 2017, respectively.	—

Additional paid-in capital	2,012,328	1,630,386
Accumulated deficit	(885,774)	(842,735)
Accumulated other comprehensive loss	(6,053)	(1,318)

Total stockholders’ equity	1,120,501	786,333

Total liabilities and stockholders’ equity	$3,281,023	$2,187,270

SQUARE Q4 2018 18

Consolidated Statements of Cash Flows

UNAUDITED

In thousands

	YEAR ENDED
Cash Flows from Operating Activities	Dec 31, 2018	Dec 31, 2017
Net loss	$(38,453)	$(62,813)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	60,961	37,279
Non-cash interest and other expense	31,257	14,421
Loss on extinguishment of long-term debt	5,047	—
Share-based compensation	216,881	155,836
Replacement stock awards issued in connection with acquisition	899	—
Gain on revaluation of equity investment	(20,342)	—
Recovery of common stock in connection with indemnification settlement agreement	(2,745)	—
Transaction, loan and advance losses	88,077	67,018
Change in deferred income taxes	(646)	(1,385)
Changes in operating assets and liabilities:
Settlements receivable	245,795	(305,831)
Customer funds	(131,004)	(59,468)
Purchase of loans held for sale	(1,609,611)	(1,184,630)
Sales and principal payments of loans held for sale	1,579,834	1,145,314
Other current assets	(77,405)	(26,119)
Other non-current assets	(6,641)	(3,274)
Customers payable	15,597	301,778
Settlements payable	(60,651)	63,637
Charge-offs to accrued transaction losses	(58,192)	(46,148)
Accrued expenses	7,190	12,207
Other current liabilities	35,294	8,198
Other non-current liabilities	13,938	11,691

Net cash provided by operating activities	295,080	127,711

Cash Flows from Investing Activities
Purchase of marketable debt securities	(1,000,346)	(544,910)
Proceeds from maturities of marketable debt securities	197,454	168,224
Proceeds from sale of marketable debt securities	171,992	89,087
Purchase of marketable debt securities from customer funds	(148,096)	—
Proceeds from sale of marketable debt securities from customer funds	48,334	—
Purchase of property and equipment	(61,203)	(26,097)
Purchase of equity investment	—	(25,000)
Purchase of intangible assets	(1,584)	—
Business combinations, net of cash acquired	(112,399)	(1,915)

Net cash used in investing activities:	(905,848)	(340,611)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	855,663	428,250
Purchase of convertible senior note hedges	(172,586)	(92,136)
Proceeds from issuance of warrants	112,125	57,244
Principal payment on conversion of senior notes	(219,384)	—
Settlement of deferred purchase consideration	(848)	—
Payment for termination of Starbucks warrant	—	(54,808)
Principal payments on capital lease obligation	(3,941)	(1,439)
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan, net	133,850	162,504
Payments for tax withholding related to vesting of restricted stock units	(189,124)	(44,682)

Net cash provided by financing activities	515,755	454,933

Effect of foreign exchange rate on cash and cash equivalents	(7,221)	4,303

Net increase (decrease) in cash, cash equivalents and restricted cash	(102,234)	246,336
Cash, cash equivalents and restricted cash, beginning of period	735,081	488,745

Cash, cash equivalents and restricted cash, end of period	$632,847	$735,081

SQUARE Q4 2018 19

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Gross Payment Volume (GPV) (in millions)	$22,958	$17,888	$84,654	$65,343
Adjusted Revenue	$464,252	$282,658	$1,587,641	$983,963
Adjusted EBITDA	$81,310	$41,184	$256,523	$139,009
Adjusted Net Income Per Share:
Basic	$0.16	$0.09	$0.55	$0.30
Diluted	$0.14	$0.08	$0.47	$0.27

Adjusted Revenue

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Total net revenue	$932,528	$616,035	$3,298,177	$2,214,253
Less: transaction-based costs	420,846	333,377	1,558,562	1,230,290
Less: bitcoin costs	51,951	—	164,827	—
Add: deferred revenue adjustment related to purchase accounting	4,521	—	12,853	—

Adjusted Revenue	$464,252	$282,658	$1,587,641	$983,963

Total Net Revenue and Adjusted Revenue

Excluding Zesty and Weebly

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Total net revenue	$932,528	$616,035	$3,298,177	$2,214,253
Less: revenue from Zesty and Weebly	26,152	—	63,719	—

Total net revenue excluding Zesty and Weebly	906,376	616,035	3,234,458	2,214,253

Less: transaction-based costs	420,846	333,377	1,558,562	1,230,290
Less: bitcoin costs	51,951	—	164,827	—

Adjusted Revenue excluding Zesty and Weebly	$433,579	$282,658	$1,511,069	$983,963

Adjusted Subscription and

Services-Based Revenue

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Subscription and services-based revenue	$194,117	$79,402	$591,706	$252,664
Add: deferred revenue adjustment related to purchase accounting	4,521	—	12,853	—

Adjusted Subscription and Services-Based Revenue	$198,638	$79,402	$604,559	$252,664

SQUARE Q4 2018 20

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Net loss	$(28,204)	$(15,663)	$(38,453)	$(62,813)
Share-based compensation expense	59,025	44,525	216,881	155,836
Depreciation and amortization	22,638	9,632	60,961	37,279
Interest expense, net	5,176	2,483	17,982	10,053
Other (income) expense, net	19,439	356	(18,469)	(1,595)
Provision (benefit) for income taxes	481	(185)	2,326	149
Loss (gain) on disposal of property and equipment	(1,005)	36	(224)	100
Acquisition-related costs	—	—	4,708	—
Acquired deferred revenue adjustment	4,521	—	12,853	—
Acquired deferred costs adjustment	(761)	—	(2,042)	—

Adjusted EBITDA	$81,310	$41,184	$256,523	$139,009

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Net loss	$(28,204)	$(15,663)	$(38,453)	$(62,813)
Share-based compensation expense	59,025	44,525	216,881	155,836
Amortization of intangible assets	4,029	1,747	13,104	7,615
Amortization of debt discount and issuance costs	10,005	4,335	32,855	14,223
Loss (gain) on revaluation of equity investment	16,566	—	(20,342)	—
Loss on extinguishment of long-term debt	3,403	—	5,028	—
Loss (gain) on disposal of property and equipment	(1,005)	36	(224)	100
Acquisition-related costs	—	—	4,708	—
Acquired deferred revenue adjustment	4,521	—	12,853	—
Acquired deferred costs adjustment	(761)	—	(2,042)	—

Adjusted Net Income	$67,579	$34,980	$224,368	$114,961

Cash interest expense on convertible senior notes	1,292	—	1,292	—

Adjusted Net Income - diluted	$68,871	34,980	225,660	114,961

Adjusted Net Income Per Share:
Basic	$0.16	$0.09	$0.55	$0.30

Diluted	$0.14	$0.08	$0.47	$0.27

Weighted-average shares used to compute
Adjusted Net Income Per Share:
Basic	413,984	390,030	405,731	379,344

Diluted	488,177	450,703	478,895	426,519

SQUARE Q4 2018 21

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Operating expenses	$(383,162)	$(252,839)	$(1,340,314)	$(893,512)
Share-based compensation	59,007	44,495	216,784	155,759
Depreciation and amortization	20,754	8,115	52,791	30,544
Loss (gain) on disposal of property and equipment	(1,005)	36	(224)	100
Acquisition-related costs	—	—	4,708	—

Non-GAAP operating expenses	$(304,406)	$(200,193)	$(1,066,255)	$(707,109)

Product development	$(141,811)	$(92,633)	$(497,479)	$(321,888)
Share-based compensation	40,788	28,564	144,601	98,310
Depreciation and amortization	14,029	5,221	33,307	16,955
Gain on disposal of property and equipment	(986)	—	(274)	—

Non-GAAP product development	$(87,980)	$(58,848)	$(319,845)	$(206,623)

Sales and marketing	$(119,305)	$(76,821)	$(411,151)	$(253,170)
Share-based compensation	6,094	4,699	22,797	17,568
Depreciation and amortization	1,238	590	4,407	1,415
Loss on disposal of property and equipment	68	36	239	158

Non-GAAP sales and marketing	$(111,905)	$(71,496)	$(383,708)	$(234,029)

General and administrative	$(95,445)	$(66,318)	$(339,245)	$(250,553)
Share-based compensation	12,125	11,232	49,386	39,881
Depreciation and amortization	3,360	2,070	10,715	11,291
Gain on disposal of property and equipment	(87)	—	(189)	(58)
Acquisition-related costs	—	—	4,708	—

Non-GAAP general and administrative	$(80,047)	$(53,016)	$(274,625)	$(199,439)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017

Cost of revenue	$1,884	$1,517	$8,170	$6,735
Product Development	14,029	5,221	33,307	16,955
Sales and Marketing	1,238	590	4,407	1,415
General and Administrative	3,360	2,070	10,715	11,291
Amortization of acquired customer assets	2,127	234	4,362	883

Total depreciation and amortization	$22,638	$9,632	$60,961	$37,279

SQUARE Q4 2018 22

Adjusted Revenue

Guidance Reconciliation

UNAUDITED

In thousands

	THREE MONTHS ENDED	YEAR ENDED
	Mar 31, 2019	Dec 31, 2019
Total net revenue	$918,000-938,000	$4,350,000-4,410,000
Less: Transaction-based costs, bitcoin costs, deferred revenue adjustment related to purchase accounting	$446,000-456,000	$2,130,000-2,160,000

Adjusted Revenue	$472,000-482,000	$2,220,000-2,250,000

SQUARE Q4 2018 23